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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    ADC Telecommunications, Inc. desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with the Reform Act. This Form 10-K and our Annual Report to Shareholders, any Form 10-Q or Form 8-K, or any other written or oral statements made by or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believes," "expects," "anticipates," "intends," "estimates," "forecasts," "projects," "could," "may" and other similar expressions identify forward-looking statements.

    We wish to caution you that any forward-looking statements made by or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. Some of these uncertainties and other factors are listed under the caption "Risk Factors" below (many of which we have discussed in prior SEC filings). Though we have attempted to list comprehensively these important factors, we wish to caution investors that other factors may in the future prove to be important in affecting our results of operations. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact each factor or combination of factors may have on our business.

    You are further cautioned not to place undue reliance on those forward-looking statements because they speak only of our views as of the date the statements were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Demand for our products may decrease if we are unable to anticipate and adapt to rapidly changing technology.

    The communications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product and service introductions and enhancements. The introduction of products using new technologies or the adoption of new industry standards can make existing products or products under development obsolete or unmarketable. In order to grow and remain competitive, we will need to adapt to these rapidly changing technologies, to enhance our existing solutions, and to introduce new solutions to address our customers' changing demands.

    In addition, new product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. We have invested, and we will continue to invest, substantial resources for the development of new products. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. If we fail to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be affected in a material adverse way.

The market for communications equipment products and services is rapidly changing.

    In the past, our principal product offerings have been copper-based and fiber-optic-based products designed to connect and transmit information on traditional telephony networks. With the growth of multimedia applications and the development of enhanced Internet/data, video and voice services, our recent product offerings and research and development efforts have been and are focused on emerging technologies and network equipment, software and integration service offerings for communications equipment applications. The market for communications equipment network equipment, software and integration services is rapidly changing. Our future growth is dependent in part on our ability to successfully develop and commercially introduce new products for this market.

    Our future will also depend on the growth of the communications equipment market. The growth in the market for communications equipment products and services is dependent on a number of factors. These factors include:

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  the amount of capital expenditures by network providers;

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  regulatory and legal developments;

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  changes to capital expenditure rates by network providers due to consolidation among our customers;

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  the addition of new customers to the market; and

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  end-user demand for integrated Internet/data, video, voice, and other network services.

    We cannot predict whether the market for communications equipment products and services will develop rapidly. Also, we cannot predict technological trends or new products in this market. In addition, we cannot predict whether our products and services will meet with market acceptance or be profitable. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, operating results and financial condition.

Our industry is highly competitive.

    Competition in the communications equipment industry is intense. We believe that competition may increase substantially with the increased use of broadband networks and recent regulatory changes. We believe our success in competing with other manufacturers of communications equipment products and services will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products, and our delivery and service capabilities. We anticipate increasing pricing pressures from current and future competitors. Many of our foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than we have. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements. We cannot predict whether we will be able to compete successfully with our existing and new products and services or with current and future competitors.

    In addition, we believe that technological change, the increasing addition of Internet/data, video, voice, and other services to networks, continuing regulatory changes and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes is difficult to predict at this time. Increased competition could lead to price cuts, reduced gross margins and loss of market share, which may seriously harm our business, operating results and financial condition.

Our operating results fluctuate significantly.

    Our operating results vary significantly from quarter to quarter. These fluctuations are the result of a number of factors, including:

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  the volume and timing of orders from and shipments to major customers;

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  the timing of and the ability to obtain new customer contracts;

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  the timing of new product and service announcements;

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  the availability of products and services;

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  the overall level of capital expenditures by public network providers;

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  the market acceptance of new and enhanced versions of our products and services or variations in the mix of products and services we sell; and

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  the availability and cost of key components.

    Competition may also be affected by consolidation among communications equipment providers. We are growing through acquisition and expansion, and our recent results of operations may not be a good predictor of our results in future periods. Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be adversely affected. In addition, our results of operations are also subject to seasonal factors. We historically have had stronger demand for our products and services in the fourth fiscal quarter, primarily as a result of our year-end incentives and customer budget cycles. We have experienced weaker demand for our products and services in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. We cannot predict if historical seasonal trends will continue in the future.

The regulatory environment in which we operate is changing.

    The communications equipment industry is subject to regulation in the United States and other countries. Our business is dependent upon the continued growth of the telecommunications industry in the United States and internationally. Federal and state regulatory agencies regulate most of our domestic customers. In early 1996, the U.S. Telecommunications Act of 1996 was enacted. The Telecommunications Act lifted certain restrictions on the ability of companies, including the Regional Bell Operating Companies and other customers of ours, to compete with one another. The Telecommunications Act also made other significant changes in the regulation of the telecommunications industry. While we believe that these changes could increase our opportunities to provide solutions for our customers' Internet/data, video and voice needs, this result is dependent on the reaction of our existing and prospective customers to these new regulatory trends. The full impact of these regulatory changes on the market for our products is difficult to predict; however, competition in our markets could intensify as a result of the changes in regulation. Changes in current or future laws or regulations in the United States or elsewhere could adversely affect our business.

Conditions in international markets could affect our operations.

    Our international sales accounted for approximately 23% of our net sales in fiscal 1999, 22% of our net sales in fiscal 1998 and 21% of our net sales in fiscal 1997. We expect international sales to increase as a percentage of net sales in the future. In addition to sales and distribution in numerous countries, we own or subcontract operations located in Argentina, Australia, Austria, Canada, China, Finland, Ireland, Israel, Mexico and the United Kingdom. Due to our international sales and our international manufacturing and software development operations, we are subject to the risks of conducting business internationally. These risks include:

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  local economic and market conditions;

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  political and economic instability;

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  unexpected changes in or impositions of legislative or regulatory requirements;

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  fluctuations in the exchange rate of the U.S. dollar;

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  tariffs and other barriers and restrictions;

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  longer payment cycles;

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  difficulties in enforcing intellectual property and contract rights;

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  greater difficulty in accounts receivable collection;

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  potentially adverse taxes; and

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  the burdens of complying with a variety of foreign laws and telecommunications standards.

    We are also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. We maintain business operations and have sales in many international markets. Economic conditions in many of these markets represent significant risks to us. We cannot predict whether our sales and business operations in these markets will be adversely affected by these conditions. Instability in foreign markets, particularly in Asia and Latin America, could have a negative impact on our results of operations. Potential turmoil in the Middle East could also negatively impact our results of operations for our ADC Teledata Communications, Ltd. subsidiary, located in Herzliya, Israel. In addition to the effect of international economic instability on foreign sales, domestic sales to U.S. customers having significant foreign operations could be adversely impacted by these economic conditions. These factors may materially and adversely affect our business and operating results in the future.

We may face higher costs associated with protecting our intellectual property.

    Our future success depends in part upon our proprietary technology. Although we attempt to protect our proprietary technology through patents, copyrights and trade secrets, our future success will depend upon product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology, or whether competitors can develop similar technology independently.

    As the competition in the communications equipment industry increases and the functionality of the products in this industry further overlap, we believe that companies in the communications equipment industry may become increasingly subject to infringement claims. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that we are infringing third-party patents or other proprietary rights. We cannot predict that we will prevail in any litigation over third-party claims, or that we will be able to license any valid and infringed patents on commercially reasonable terms. Any of these claims, whether with or without merit, could result in costly litigation, divert our management's time, attention and resources, delay our product shipments, or require us to enter into royalty or licensing agreements. A third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business and operating results could be adversely affected.

We may be unable to identify or complete suitable acquisitions and investments.

    We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms, if at all. If we acquire a company, we may have difficulty assimilating its businesses, products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our shareowners.

Our products, systems and sales may be subject to Year 2000 problems.

    Many currently installed computer systems and software are coded to accept only two digit entries in date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect us and the U.S. and world economy generally.

    Although we believe our current products and systems are Year 2000 ready, our products operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems. Despite preliminary testing, we cannot predict all of the possible Year 2000 issues arising from the interaction of our products with older hardware and software systems. Even though we have requested assurances from our major suppliers and customers that they have adequately addressed Year 2000 issues, it is impossible to fully assess the potential consequences in the event that service interruptions from suppliers occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government. Known or unknown errors arising from Year 2000 issues could result in a delay or loss of revenue, interruption of service, cancellation of client contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation. Any of these outcomes could adversely affect our business and operating results.

Our stock price may be volatile.

    Based on the trading history of our common stock, we believe that some factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. These factors include:

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  announcements of new products and services by us or our competitors;

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  quarterly fluctuations in our financial results or the financial results of our competitors;

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  customer contract awards;

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  increased competition;

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  disputes concerning intellectual property rights;

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  developments in telecommunications regulations;

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  general conditions in the communications equipment industry; and

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  general economic conditions.

In addition, communications equipment company stocks have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of our common stock.

We are dependent upon key personnel.

    Like all high technology companies, our success is highly dependent on the efforts and abilities of our senior management and other qualified employees. Our ability to attract, retain and motivate skilled employees and other senior management personnel is critical to our continued growth. The competition for qualified employees, particularly engineers, programmers and systems analysts, has been and will likely continue to be intense. In addition, because we may acquire one or more businesses in the future, our success will depend, in part, upon our ability to retain and integrate our own operations personnel with personnel from acquired entities who are necessary to the continued success or successful integration of the acquired businesses.

We do not pay cash dividends on our common stock.

    We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS